Exhibit 10.16

TERM EMPLOYMENT AGREEMENT

THIS TERM EMPLOYMENT AGREEMENT (THIS “AGREEMENT”) IS DATED AS OF SEPTEMBER 12, 2023, BY AND BETWEEN TKO GROUP HOLDINGS, INC., A DELAWARE CORPORATION (WITH ANY SUCCESSOR THERETO, “TKO” AND, TOGETHER WITH ANY AFFILIATE OR SUBSIDIARY THEREOF CONTROLLED DIRECTLY OR INDIRECTLY BY TKO WHICH MAY EMPLOY EMPLOYEE FROM TIME TO TIME SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND WHICH DULY EXECUTES THIS AGREEMENT, THE “EMPLOYER”) AND ARIEL EMANUEL, AN INDIVIDUAL (“EMPLOYEE”).

RECITALS

A.

Endeavor Group Holdings, Inc. a Delaware corporation (“EDR”) and Endeavor Operating Company, LLC, a Delaware limited liability company (“EDR OpCo”) have entered into that certain Transaction Agreement, dated as of April 2, 2023 (the “Transaction Agreement”), by and among EDR, EDR OpCo, Zuffa Parent, LLC, a subsidiary of EDR (“Zuffa”), World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”), New Whale, Inc. a Delaware corporation (“New Whale”) and Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of New Whale pursuant to which EDR and WWE desire to combine the UFC Holdings, LLC, a Delaware limited liability company, a subsidiary of Zuffa (“UFC”), with the WWE business (the “Transaction”).

B.

Employee acknowledges and agrees that many aspects of the business and affairs of the Employer Group (as defined below) are confidential and that Employee will have access to Confidential Information (as defined below).

C.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

D.

The parties hereto wish to enter into this Agreement in order to, among other things, memorialize the terms of the employment of Employee by Employer, to protect the Confidential Information of TKO, Employer and their respective subsidiaries’ clients, and to set forth the respective obligations of Employee, on the one hand, and TKO, Employer and their respective subsidiaries and any successors (collectively, the “Employer Group”), on the other hand.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the employment of Employee by Employer, the parties hereto agree as follows:

1.	Effectiveness.

This Agreement shall be effective as of the effective date of the consummation of the Transaction (the “Effective Date”). To the extent such Transaction does not occur on or prior to December 31, 2023, this Agreement shall be void ab initio.

2.	Position and Duties.

2.1 Employer hereby agrees to employ Employee as the Chief Executive Officer of TKO, subject to the terms, conditions and provisions of this Agreement. In such capacity, Employee shall report exclusively to TKO’s Board of Directors (the “Board”). Employee shall: (i) be responsible for managing the day-to-day operations and activities of the Employer Group, with such duties, responsibilities and authorities customarily associated with such position, and (ii) have the final power and authority to decide any matter regarding the Employer Group, subject to all rights of the Board and such other person(s) whose approval is required in accordance with TKO’s bylaws, as may be amended from time to time (collectively, the “Governing Body”), including, without limitation, with respect to matters that require the approval of the Governing Body, as applicable.

2.2 Employee accepts such employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall devote a substantial portion of Employee’s business time to the Employer Group during the Term (as defined in Subsection 4.1 below); provided that, nothing in this Agreement shall prohibit or otherwise limit Employee from (a) continuing to provide services in his role and position at EDR, EDR OpCo and their respective subsidiaries (other than the Employer Group) (the “EDR Group”), as may be modified from time to time, or (b) serving as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of (i) the Employer Group or (ii) EDR Group unless approved by the Board or set forth on Annex A hereto), in each instance not inconsistent with the business practices and policies of the Employer Group, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities described in subsection (b) interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group.

2.3 Employee shall be entitled, but not obligated, to serve on the Board (and any committee thereof), to the extent permitted by applicable law and listing standards.

3.	Compensation.

3.1 During the Term, Employer agrees to pay and Employee agrees to accept a salary at an annual rate of $3,000,000 (the “Base Salary”), pro-rated for any partial calendar year, if applicable, and subject to increase from time to time as approved by the Governing Body. The Base Salary shall be payable in accordance with Employer’s customary procedures and practices, but in no event less than semi-monthly.

3.2 Cash Bonus Compensation.

(a) For the fiscal year 2023, Employee shall be entitled to receive a guaranteed Annual Bonus in an amount equal to (i) if the Effective Date occurs on or prior to October 1, 2023, $1,750,000 and (ii) if the Effective Date occurs following October 1, 2023, the product of (i) $7,000,000 and (ii) a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2023 and the denominator of which is 365; provided that, if the Effective Date occurs on or following December 1, 2023, Employee shall not be entitled to any guaranteed Annual Bonus for the fiscal year 2023. For the avoidance of doubt, nothing herein limits Employer’s ability to provide Employee with an annual bonus for fiscal year 2023 in excess of any such guarantee (or in the absence of a guarantee), in its discretion.

(b) Beginning in fiscal year 2024 and thereafter during the Term, Employee shall have the opportunity to earn an annual cash bonus (the “Annual Bonus”) in respect of each such fiscal year with a target amount equal to $7,000,000 (the target for any applicable fiscal year, the “Target Bonus” for such fiscal year).

(c) Except as set forth in Section 3.2(a), the Annual Bonus shall be based on the attainment of an annual performance metric to be mutually agreed upon by the Governing Body and the Employee (the “Performance Metric”). Notwithstanding anything to the contrary set forth herein, beginning with the fiscal year 2024, (i) if less than 90% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be determined and paid by Employer in its sole discretion, (ii) if at least 90% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be at least 75% of the Target Bonus, and Employer may, in its sole discretion, pay Employee an additional cash bonus for such applicable year, (iii) if at least 100% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be at least 100% of the Target Bonus, and Employer may, in its sole discretion, pay Employee an additional cash bonus for such applicable year, and (iv) if at least 110% of the applicable Performance Metric is achieved, Employee shall be paid at least 125% of the Target Bonus, and Employer may, in its sole discretion, pay to Employee an additional cash bonus for such applicable year. The discretionary components of the Annual Bonus set forth in the preceding sentence shall be determined solely by the Governing Body in its sole discretion. Payment of the Annual Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates.

3.3 In connection with his services related to the Transaction, Employee shall receive a transaction bonus in an amount equal to $20,000,000 (the “Transaction Bonus”), which shall be paid no later than thirty (30) days following the Effective Date.

3.4 Equity Compensation

(a) In respect of fiscal year 2023, (i) if the Effective Date occurs on or prior to October 1, 2023, Employee shall be entitled to receive an equity award with an aggregate value (as of the date of issuance) equal to twenty-five percent (25%) of the Target Annual Equity Award Amount (as defined below) (such value calculated by the Governing Body in its good faith discretion) and (ii) if the Effective Date occurs following October 1, 2023, (A) Employee shall be entitled to receive an equity award with an aggregate value (as of the date of issuance) equal to fifty percent (50%) of the product of (x) the Target Annual Equity Award Amount and (y) a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2023 and the denominator of which is 365 (such product, the “Prorated 2023 Annual Equity Award Amount”) (such value calculated by the Governing Body in its good faith discretion), and (B) the Target Annual Equity Award Amount for the 2024 fiscal year shall be increased by fifty percent (50%) of the Prorated 2023 Annual Equity Award Amount. Upon approval by the Governing Body, the equity awards for 2023 are expected to be granted in the first quarter of fiscal year 2024 and consist of restricted stock units (or similar awards) and shall vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of issuance, subject to Employee’s continued employment through the vesting date, and will be issued pursuant to award agreements on applicable forms of TKO at the time of grant (“2023 Equity Award Agreements”), provided that, notwithstanding anything to the contrary in the 2023 Equity Award Agreements, in the event of a Change of Control (as defined in the TKO Group Holdings, Inc. 2023 Incentive Award Plan), any unvested portion of each of Employee’s equity awards contemplated by this Section 3.4(a) (the “2023 Equity Awards”) that is subject solely to vesting based on continued service shall accelerate and vest in full, subject to Employee’s continued service through the consummation of such Change of Control.

(b) Employee shall be eligible to receive equity awards (the “Annual Equity Awards”) in respect of each fiscal year commencing during the Term (for avoidance of doubt, beginning with the 2024 fiscal year). Subject to any adjustment contemplated by Section 3.4(a), fifty percent (50%) of the size of the Annual Equity Awards for each calendar year shall be based on the attainment of certain annual performance metrics and fifty percent (50%) of the size of the Annual Equity Awards for each calendar year shall be based on continued service and/or other criteria, in each case as determined in the sole good faith discretion of the Governing Body. Upon approval by the Governing Body, the Annual Equity Awards for each calendar year will (i) represent an aggregate value (as of the date of issuance) ranging from seventy-five percent (75%) to one hundred fifty percent (150%) of the Target Annual Equity Award Amount (as defined below) for the fiscal year in which the Annual Equity Award is granted (such value calculated by the Governing Body in its good faith discretion) (the “Target Annual Equity Award”) and (ii) consist of restricted stock units (or similar awards) and vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of issuance, subject to Employee’s continued employment through the vesting date, and will be issued pursuant to award agreements on applicable forms of TKO at the time of grant (the “Annual Equity Award Agreements”), provided that, notwithstanding anything to the contrary in the Annual Equity Award Agreements, in the event of a Change of Control, any unvested portion of each of Employee’s Annual Equity Awards that is subject solely to vesting based on continued service shall accelerate and vest in full, subject to Employee’s continued service through the consummation of such Change of Control. “Target Annual Equity Award Amount” shall equal $10,000,000 (subject to any one-time increase for fiscal year 2024 as contemplated by Section 3.4(a)).

(c) Notwithstanding the foregoing, the terms and conditions of each of Employee’s Annual Equity Awards (including the type, nature and vesting conditions thereof, but excluding amount of the 2023 Equity Awards) shall be determined in the good faith discretion of the Governing Body, subject to the terms of their applicable charters (if any) (provided that any change from time- to performance-vesting Annual Equity Awards shall be determined by the Governing Body solely following good faith negotiations with Employee with respect thereto), and the value of the 2023 Equity Awards and Annual Equity Awards may exceed the expected amount for such calendar year as described above.

(d) Employee will also be entitled to receive a one-time equity award subject solely to vesting based on continued service (the “Transaction Equity Award”), subject to Employee’s continued employment through the date of grant. The Transaction Equity Award shall be granted immediately following the effectiveness of a registration statement on Form S-8 with respect to the TKO Group Holdings, Inc. 2023 Incentive Award Plan and be comprised of restricted stock, restricted stock units or similar awards of TKO and shall cover a number of shares of TKO equal to $40,000,000 divided by the closing price of Class A common stock of TKO on the Effective Date. The Transaction Equity Award will vest in four equal installments on each of the one-year, two-year, three-year and four-year anniversaries of the Effective Date, subject to Employee’s continued employment through the vesting date (except as otherwise provided in this Agreement), provided that, notwithstanding anything to the contrary in the Transaction Equity Award Agreement (as defined below), in the event of a Change of Control, any unvested portion of the Transaction Equity Award shall accelerate and vest in full, subject to Employee’s continued service through the consummation of such Change of Control. The Transaction Equity Award will be issued pursuant to an award agreement in TKO’s applicable form at the time of grant (the “Transaction Equity Award Agreement”).

3.5 Employee acknowledges that the sole compensation for Employee’s provision of services to Employer hereunder that Employee is entitled to receive from Employer shall be (a) the Base Salary, pursuant to Subsection 3.1, (b) the Annual Bonus, pursuant to Subsection 3.2, (c) the Transaction Bonus, pursuant to Subsection 3.3, (d) the 2023 Equity Award, Annual Equity Award and Transaction Equity Award pursuant to Subsection 3.4, and (e) any other cash compensation to which Employee is entitled under this Agreement. For the avoidance of doubt, the Governing Body may from time to time in its sole and absolute discretion provide for increases to (or cash and/or equity-based compensation in addition to) the compensation set forth in this Agreement.

3.6 For the avoidance of doubt, payments to Employee hereunder shall not be subject to the further determination or approval of the Governing Body (subject to the express approval rights or discretionary decisions allocated to the Governing Body under this Agreement).

3.7 TKO, Employer and Employee agree that Employer and TKO, subject to the written consent of Employee, shall be entitled to allocate, for federal, state and local income tax and other tax purposes, the percentage of Employee’s services that Employee provides in each of his capacities as the Chief Executive Officer of Employer and an officer of TKO.

4.	Term and Termination.

4.1 Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on the Effective Date and, subject to earlier termination in accordance with this Section 4, ending at the close of business on December 31, 2027 (“Term”).

4.2 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer (or any of its subsidiaries, as applicable) or Employee at any time and for any reason (and Employee shall in no event be entitled to the “Compensation Continuation” (as defined in Subsection 4.6 below) following any such termination).

4.3 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) as determined in good faith by the Governing Body (excluding the vote of Employee if Employee is a member of the Governing Body) or (ii) a physician mutually agreed to by the Governing Body (excluding the vote of Employee if Employee is a member of the Governing Body) and Employee, that the mental or physical incapacity of Employee is such that Employee is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder for Cause. “Cause” shall mean Employee’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer, in each case that results in material harm to the Employer Group; (ii) conviction of a felony, whether or not related to Employee’s employment with Employer; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Employer Group, in each case that results in material harm to the Employer Group; (iv) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group, (v) material and knowing breach of Sections 7 or 8 of this Agreement or any applicable restrictive covenants set forth in any agreement between Employee and the Employer Group, or (vi) willful and material breach of any other material obligation under this Agreement, in each case that results in material harm to the Employer Group. Notwithstanding the foregoing, termination by Employer for Cause shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clause (ii) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment).

4.4 Employee may terminate the Term and Employee’s employment hereunder (a) for Good Reason at any time, except at such time as Cause exists with respect to Employee or (b) without Good Reason on not less than thirty (30) days’ prior written notice to the Board. Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period; provided, that if Employee has not delivered such resignation letter to Employer within such five-day period, Employee waives the right to terminate employment for Good Reason. “Good Reason” shall mean, without Employee’s written consent: (a) a material diminution of Employee’s duties, authorities or responsibilities as chief executive officer, including, prior to any transaction pursuant to which Employer becomes a business unit of a larger parent organization, any requirement that Employee report to someone other than the Board, (b) the material breach by Employer of any material obligation under this Agreement (including any failure of Employer to pay or provide the compensation provided for in Section 3 above) (including the failure by Employer or TKO to issue equity interests to Employee in accordance with the terms thereof), the 2023 Equity Award Agreements, the Annual Equity Award Agreements or Transaction Equity Award Agreement, (c) the relocation of Employee’s principal place of employment outside of the Los Angeles metropolitan area, (d) the assignment of duties materially inconsistent with Employee’s position or status with Employer as of the date hereof, or (e) the failure of Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of Employer.

4.5 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability, Employee (or Employee’s estate, as applicable) shall be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs and (c) a pro-rata Target Bonus for the year of termination equal to (x) the Target Bonus, multiplied by (y) a fraction, the numerator of which is the number of days from and including January 1 to and including the date of termination and the denominator of which is 365 (the “Pro-Rata Bonus Amount”). The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment, and the Pro-Rata Bonus Amount shall be paid at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability, Employee shall resign all positions held with the Employer Group, and in the event of termination of the Term and Employee’s employment hereunder on account of Employee’s death, Employee shall be deemed to have so resigned.

4.6 Termination Without Cause or for Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause, or by Employee for Good Reason at any time, Employee shall be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs, (c) an aggregate amount equal to two (2), multiplied by, the sum of (x) Employee’s Base Salary and (y) the Target Bonus (the “Compensation Continuation”). Such amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment and (d) accelerated vesting of the portion of (i) the Annual Equity Award subject solely to vesting based on continued service, and (ii) the Transaction Equity Award, in each case, that remains unvested as of the date of termination (“Equity Award Acceleration”). In order to receive the Compensation Continuation and Equity Award Acceleration, Employee must first execute and deliver a release of claims in the form attached hereto as Exhibit A (the “Release”), that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”). The Compensation Continuation shall be paid ratably in monthly installments over the twenty-four (24) month period immediately following such termination, with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Compensation Continuation that would have been paid to Employee prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans two calendar years, then the first installment of the Compensation Continuation (which installment shall include any installment of the Compensation Continuation that would have been paid to Employee prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Subsection 4.6 absent this proviso. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall resign all positions held with the Employer Group.

4.7 Termination for Cause. If Employer terminates the Term and Employee’s employment hereunder for Cause, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of (a) accrued and unpaid Base Salary as of the date of termination of employment and (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs. The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause, Employee shall no longer hold any positions with the Employer Group.

4.8 Termination without Good Reason. If Employee terminates the Term and Employee’s employment hereunder without Good Reason, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of (a) accrued and unpaid Base Salary as of the date of termination of employment and (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs. The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In the event of any termination of the Term and Employee’s employment hereunder by Employee without Good Reason, Employee shall resign all positions held with the Employer Group.

4.9 No Offset. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, the Compensation Continuation shall not be reduced by any compensation earned by Employee from any business or other activities.

5.	Participation In Other Employer Benefits.

During the Term and Employee’s employment with Employer or any of its subsidiaries, at Employee’s election, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs (excluding any severance plans) that are made available to all active employees of Employer and for which Employee otherwise qualifies in accordance with their terms.

6.	Employer Expense Reimbursement.

During Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that Employee provides Employer with proper substantiation of such travel, entertainment and other expenses. Any such reimbursements shall be paid no later than March 15th following the calendar year in which the related expense is incurred.

7.	Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group, provided that Employee shall be entitled to retain any such material solely relating to his ownership interests in TKO and use the same solely to the extent relating to such ownership interests. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all such documents and other property.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from (a) reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), (b) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Employer, (c) exercising any rights the Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (d) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Employee has reason to believe is unlawful.

8.	Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Employee shall have the right to create, develop, produce and/or otherwise exploit works of authorship (including, without limitation, print publications or audiovisual productions) relating to Employee’s life story, in all media whether now known or later developed (e.g., documentaries, feature films, television series, books, magazine articles, screenplays and other written materials, virtual reality, augmented reality and other media) and/or employment at, or relating to, TKO, Employer and the affiliates or subsidiaries thereof controlled directly or indirectly by TKO (such works, the “Employee Works”) and TKO shall, and shall cause each member of the Employer Group to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to evidence and cause such Employee Works to be owned by Employee and not Employer or any of its subsidiaries.

8.2 Employee shall take all requested actions and execute all requested documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

8.5 Notwithstanding the foregoing, this Section 8 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Employee’s obligation to assign Employee’s right, title and interest throughout the world in and to all Employer Works does not apply to any Works that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities, or Confidential Information except for those Works that relate to either (a) the business of Employer at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of Employer or (b) result from any work performed by Employee for Employer. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B.

9.	Enforcement.

Employee agrees that Employer would suffer irreparable damage and that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7 or 8 of this Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7 or 8 of this Agreement and to specific performance of such Sections 7 or 8 of this Agreement, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy. Employee further agrees that the remedies provided for in this Section 9 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

10.	Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7 or 8 then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

11.	Section 409A.

11.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

11.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

11.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

11.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit under this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

12.	Excess Parachute Payments.

12.1 Notwithstanding anything in this Agreement to the contrary, and subject to the application of Subsection 12.2 below, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Subsection 12.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

12.2 The cutback to the Covered Payments contemplated pursuant to Subsection 12.1 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

12.3 All determinations required to be made under Subsection 12.1 and Subsection 12.2, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm (or other reputable third party advisor) selected by Employer.

13.	Arbitration.

13.1 In consideration of Employee’s employment or engagement with Employer, its promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING EMPLOYER AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF EMPLOYER IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. Employee agrees to arbitrate such disputes, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this agreement to arbitrate also applies to any disputes that Employer may have with Employee.

13.2 Employee agrees that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator, who shall have been a member of the State Bar of California for at least ten (10) years prior to appointment, in accordance with the laws of the State of California for agreements made in and to be performed in California. Employee agrees that the arbitration will be conducted in Los Angeles, California. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and that any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employee understands Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon Employee and Employer.

13.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Employer. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Employer policy, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

13.4 In addition to the right under the Procedure to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

13.5 Except to the extent otherwise provided herein, Employee agrees that the arbitration shall be conducted on a strictly confidential basis and Employee will not disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except Employee’s legal counsel, who shall also be bound by the confidentiality provision of this Section 13.

13.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim. Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

14.	Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 13, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN LOS ANGELES, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

15.	Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee.

16.	Entire Agreement; Amendment.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersede all prior negotiations, discussions, preliminary agreements, executed agreements and understandings. This Agreement may not be amended except in writing executed by the parties hereto.

17.	Waiver.

Employer’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent Employer from thereafter enforcing each and every other provision of this Agreement.

18.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer, to:

TKO Group Holdings, Inc.

200 Fifth Ave., 7th Floor

New York, NY 10010

Attention:         Seth Krauss

Email:               SKrauss@TKOgrp.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:          Justin Hamill

        Michael Anastasio

        Austin Ozawa

Email:               Justin.Hamill@lw.com

        Michael.Anastasio@lw.com

        Austin.Ozawa@lw.com

If to Employee, to the address most recently in the Employer’s personnel records for Employee,

19.	Taxes.

Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations. Notwithstanding the foregoing, to the extent Employee is treated as a partner of Employer, and not an employee of Employer, for federal, state and local income tax purposes, Employee shall be responsible for satisfying Employee’s obligations in respect of any self-employment taxes out of Employee’s funds.

20.	Set Off.

Employer’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Employee to Employer or any of its subsidiaries, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of a tax under Section 409A, in which case such right shall be null and void.

21.	Advice of Counsel and Construction.

Employee acknowledges that Employee had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Agreement.

22.	Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall be assignable by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets which assumes or agrees to perform this Agreement by operation of law or otherwise.

23.	Survival.

Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement for any reason or the Term or of Employee’s employment with Employer.

24.	Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

25.	Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (i) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with Employer or any of its subsidiaries and (ii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to Employer or any of its subsidiaries. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation and, to the extent Employer is not otherwise continuing to pay Employee the Compensation Continuation pursuant to Subsection 4.6, Employer shall pay Employee at a daily rate equal to the daily rate of Base Salary. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

26.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

* * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TKO GROUP HOLDINGS, INC.

By	/s/ Andrew Schleimer

Name: Andrew Schleimer
Title: Authorized Signatory

EMPLOYEE:

/s/ Ariel Emanuel
Ariel Emanuel

[Signature Page to Term Employment Agreement]

Annex A

Raine Holdings, LLC

Raine Holdings AIV, LLC

Project Applecart, LLC

Heed, LLC

Heed Global Gmbh (f/k/a Appy Entertainment Gmbh)

Grab, LLC

Fifth Season Parent, LLC (f/k/a Endeavor Content Parent, LLC)

Energy Exploration Technologies Inc. (EnergyX) (Advisory Board)

Exhibit A

General Release

THIS AGREEMENT AND RELEASE, dated as of ________, 20__ (this “Agreement”), is entered into by and between Ariel Emanuel (“Employee”)and TKO Group Holdings, Inc. (the “Employer”).

WHEREAS, Employee is currently employed with Employer; and

WHEREAS, Employee’s employment with Employer will terminate effective as of ________, 20__;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Employee and Employer hereby agree as follows:

1. Employee shall be provided the Compensation Continuation and Equity Award Acceleration in accordance with the terms and conditions of Subsection 4.6 of the employment agreement by and between Employee and Employer, dated as of ________, 2023 (as amended from time to time, the “Employment Agreement”); provided, that the Compensation Continuation and Equity Award Acceleration shall not be paid if Employee revokes this Agreement pursuant to Section 5 below.

2. Employee, for and on behalf of himself and Employee’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any of TKO, Employer and any of affiliates or subsidiaries thereof controlled directly or indirectly by TKO (collectively, the “Employer Group”), both known and unknown, in law or in equity, which Employee may now have or ever had against any member of the Employer Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Employer Group, including their successors and assigns (collectively, the “Employer Releasees”), including, without limitation, any claim for any severance benefit which might have been due Employee under any previous agreement executed by and between any member of the Employer Group and Employee, and any complaint, charge or cause of action arising out of his employment with the Employer Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement,

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Employee acknowledges that Employee intends to waive and release any rights known or unknown Employee may have against the Employer Releasees under these and any other laws; provided, that, notwithstanding anything to the contrary herein, Employee does not waive or release Claims with respect to (i) the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer, (ii) that portion of Employee’s ownership interests of TKO that remains outstanding following Employee’s termination of employment, (iii) any vested right Employee may have under any employee pension or welfare benefit plan of the Employer Group, (iii) any rights to indemnification Employee may have under any indemnification agreement Employee may have with any member of the Employer Group or pursuant to the charter, by-laws or other organizational documents of any member of the Employer Group or (iv) any rights of Employee any equity award agreements with TKO.

3. Employee has read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Employee expressly waives any rights that he may have under Section 1542 of the California Civil Code to the full extent that he may lawfully waive such rights pertaining to a general release of claims, and Employee affirms that he is releasing all known or unknown claims that he has or may have against Employer or any of the Employer Releasees as stated in this Release.

THIS MEANS THAT, BY SIGNING THIS RELEASE, EMPLOYEE WILL HAVE WAIVED ANY RIGHT EMPLOYEE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYER RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE EMPLOYER RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EMPLOYEE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST EMPLOYER BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

4. Employee acknowledges that Employee has been given 21 days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE EMPLOYER TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE EMPLOYER RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

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5. Employee shall have seven (7) days from the date of Employee’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Employee revokes the Agreement, Employee will be deemed not to have accepted the terms of this Agreement.

6. Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TKO GROUP HOLDINGS, INC.

By

Its
Authorized Signatory

EMPLOYEE:

Ariel Emanuel

Exhibit B

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.